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EXHIBIT 4.3

S E R V I C E    A G R E E M E N T

B E T W E E N

BRITISH AIRWAYS Plc whose principal office is at Waterside, Harmondsworth, West Drayton, Middlesex UB7 0GB ("the Company")

A N D

the person whose name and address is set out in paragraph 1 of the First Schedule to this Agreement (the "Employee").

1.    INTERPRETATION

        In this agreement the following words and expressions shall have the following meanings:

          (a)  "Employment Guide": the Company's regulations from time to time in force, as modified and supplemented by notifications embodying provisions applicable to senior management employees, as prescribed by, or under the authority of, the Board of Directors of the Company in relation to the employment and activities of employees of the Company and as applicable to the Employee's employment.

          (b)  "Associated Company": in relation to the Company, another company which is a subsidiary of, or a holding company of, or another subsidiary of a holding company of the Company or which is an "associate" of the Company within the meaning of Section 435 of the Insolvency Act 1986.

2.    APPOINTMENT & DURATION

          (a)  The Company shall employ the Employee and the Employee shall serve the Company or any Associated Company in the capacity described in paragraph 2 of the First Schedule to this Agreement (the "First Schedule") or, in such other capacity, commensurate with the Employee's skills and experience, as the Company may in its absolute discretion at any time determine and this Agreement shall continue, subject to earlier termination as provided for herein, until terminated by either party by service of the appropriate period of notice as specified in the First Schedule;

          (b)  The Company reserves the right to pay basic salary in lieu of notice whether notice is given by the Company or by the Employee under this Agreement.

3.    COMMENCEMENT

        The employment of the Employee under this Agreement shall commence on the date set out in paragraph 3 of the First Schedule.

4.    PLACE OF WORK

        The Employee shall serve the Company or, as the case may be, any Associated Company, at such place or places within the United Kingdom or outside the United Kingdom as the Company may from time to time require subject to the Company bearing the Employee's reasonable moving expenses in accordance with its then current policy for the relocation of senior managers, if the Employee is required to move to and reside at a different location.

5.    DUTIES

        The Employee shall during the continuance of this Agreement devote the whole of his or her time, abilities and attention to his or her duties during normal business hours together with such additional hours outside those hours or at weekends or during public holidays as may be reasonably necessary for the proper performance of the Employee's duties.

6.    REMUNERATION

          (a)  During the continuance of this Agreement the Company shall pay to the Employee the salary specified in the Second Schedule to this Agreement (the "Second Schedule"). The Employee shall be entitled to the package of benefits from time to time made generally available to the senior management employees at the same level as the Employee on the terms on which those benefits are made generally available, unless varied by individual agreement. The Company reserves the right to, and may at its absolute discretion, vary the terms on which these benefits are provided from time to time.

          (b)  The Employee's salary shall be reviewed by the Company at least once during each calendar year and may in the sole discretion of the Company be increased following such review.

          (c)  The Company shall be entitled to deduct from the Employee's salary all sums from time to time owing from the Employee to the Company or any Associated Company.

          (d)  The Employee will participate in each year either:

              (i)  in such discretionary bonus scheme (if any) as is adopted by or under the authority of the Board Directors for that year in relation to employees of the Company designated as "senior management"    or,

            (ii)  in such discretionary bonus scheme at the election of the Company as is so adopted in relation to specified employees if the Employee is an employee so specified.

    PROVIDED THAT the Company shall be under no obligation to adopt a bonus scheme.

7.    EXPENSES

          (a)  The Company shall reimburse to the Employee such reasonable travel, subsistence, entertaining and other out of pocket expenses as the Company may in its absolute discretion from time to time prescribe whether in the Employment Guide or otherwise as applicable to the Employee's employment hereunder and subject to the Employee's compliance with the Employment Guide relating to expenses.

          (b)  In part reimbursement and satisfaction of the expenses detailed in sub-clause 7(a), the Employee shall receive the expense allowance set out in Part B of the Second Schedule.

8.    HOLIDAY

          (a)  In addition to bank and other public holidays the Employee shall be entitled in every holiday year being the period from 1 April in one year to the next following 31 March to 26 working days' paid holiday to be taken at such time or times as may be approved by the Company PROVIDED THAT to the extent that any holiday entitlement is not taken in any holiday year the same shall be lost, unless the Employee has been prevented from taking leave during the holiday year owing to the requirements of the Company.

          (b)  For the holiday year during which the Employee's employment under this agreement commences the Employee is entitled to 2 1/6 days for each completed month worked in that year.

          (c)  On the termination of his or her employment hereunder the Employee shall be entitled to pay in lieu of outstanding holiday entitlement or be required to repay to the Company any pay received for holiday taken in excess of his or her actual entitlement. The basis for payment and repayment shall be 1/260 of the Employee's holiday entitlement.

9.    COMPETITION

        The Employee shall not during the continuance of his or her employment hereunder without the prior written consent of the Company:

          (a)  either alone or jointly with or on behalf of others and whether directly or indirectly and whether as principal, partner, agent, shareholder, director, employee or otherwise howsoever engage in, carry on or be employed, interested or concerned in any trade, profession or business;

          (b)  hold any office in any company or other body whether incorporated or unincorporated; or

          (c)  engage in any other activity which, in the reasonable opinion of the Company, may interfere, conflict or compete with the proper performance of his or her duties

    PROVIDED THAT nothing in this Clause shall preclude the Employee from holding or acquiring directly or indirectly not more than 1% in nominal value of the issued shares or other securities of any class of any other company which is listed or dealt in on any recognised stock exchange by way of bona fide investment only.

10.    COMPLIANCE WITH COMPANY & OTHER REGULATIONS

        The Employee shall comply with any Company regulations in force from time to time in relation to dealing in securities and with all rules of law (including the Company Securities Insider Dealing Act 1985) and any relevant regulations of The International Stock Exchange relating to dealings in shares, debentures and other securities. In relation to overseas dealings the Employee shall also comply with all laws of the territory and all regulations of the stock exchange, market or dealing system in which such dealings take place.

11.    PUBLIC STATEMENTS

        The Employee shall not either during the continuance of his or her employment hereunder or after its termination make any untrue or misleading statement about the Company or any Associated Company or any of its or their employees or officers.

12.    OPTIONS OF THE COMPANY

          (a)  In the event of either party to this Agreement serving notice upon the other party to terminate this Agreement the Company shall be entitled at its sole discretion, by service of written notice upon the Employee, to require the Employee:

              (i)  not to attend his or her place of work or any other premises of the Company or any Associated Company during the notice period;

            (ii)  to resign forthwith from any offices he or she may hold in the Company or in any Associated Company;

            (iii)  not to carry out his or her duties and responsibilities hereunder during the notice period;

            (iv)  to return to the Company all documents and other materials belonging to the Company or any Associated Companies

    PROVIDED that the Company shall continue to pay the Employee his or her remuneration and to provide all benefits to which he or she is entitled under this Agreement for the notice period.

          (b)  For the avoidance of doubt if the Company has served notice on the Employee to exercise ts rights under Clause 12(a) the other terms and conditions of this Agreement shall remain in full force and effect save as expressly varied by the provisions of Clause 12(a).

13.    CONFIDENTIALITY

          (a)  During the continuance of his or her employment hereunder and at all times thereafter the Employee shall not, other than in the proper course of his or her duties, use, disclose or publish to any person or negligently cause any unauthorised disclosure of any information of a confidential or secret nature which he or she may acquire in the course of his or her employment by the Company (including without limitation trade secrets, know-how, inventions, designs, processes, formulae, notations, improvements and financial information) concerning the affairs or business or products or services of the Company or of any Associated Company or of any of their predecessors in business or of any third party to whom the Company is under an obligation of confidence such as suppliers, agents, distributors, employees or customers.

          (b)  This Clause shall not apply to information or knowledge which might come into the public domain other than in consequence of the Employee's default.

          (c)  For the avoidance of doubt and without prejudice to the generality of the preceding paragraph, the following are examples of confidential information which must be kept secret:

              (i)  Unpublished price sensitive information relating to securities listed on a Stock Exchange;

            (ii)  Lists of customers or agents and details of contracts with customers or agents;

            (iii)  Business strategies including those relating to pricing and marketing;

            (iv)  Lists of suppliers and details of contracts with suppliers;

            (v)  Information supplied in confidence by third parties;

            (vi)  Technical information relating to the operation of the Company's business.

        This list is not exhaustive.

14.    TERMINATION

          (a)  The Company may by notice terminate this Agreement with immediate effect if the Employee:

              (i)  is incapacitated from any cause whatsoever from efficiently performing his or her duties hereunder for 130 working days in aggregate in any period of twelve months; or

            (ii)  becomes bankrupt or makes any arrangement or composition with or for the benefit of his or her creditors; or

            (iii)  materially and consistently fails to perform his or her duties to the standard reasonably required by the Company or any Associated Company; or

            (iv)  commits any act of dishonesty whether relating to the Company, any Associated Company, any of its or their employees or otherwise; or

            (v)  is guilty of any misconduct or commits any serious or persistent breach of any of his or her obligations to the Company or any Associated Company (whether under this Agreement or otherwise) or refuses or neglects to comply with any lawful orders or directions given to him or her by the Company; or

            (vi)  is guilty of any conduct which brings or might bring him or her or the Company or any Associated Company into disrepute; or

          (vii)  is convicted of any criminal offence (excluding an offence under the road traffic legislation in the United Kingdom or elsewhere for which he or she is not sentenced to any term of imprisonment whether immediate or suspended); or

          (viii)  is prohibited or disqualified from holding any office which he or she holds in the Company or any Associated Company or shall resign from any such office without the prior written consent of a member of the Board; or

            (ix)  if the Employee has been offered but has refused to agree to the transfer of this Agreement by way of novation to a person, firm or company which has acquired the undertaking or part of the undertaking in which he or she is then working.

          (b)  This Agreement shall automatically terminate, if not terminated earlier, at the end of the month in which the Employee reaches the age of 63 years.

          (c)  On the termination of the Employee's employment for whatever reason the Employee shall:

              (i)  immediately tender his or her resignation from all offices he or she holds in the Company and in any Associated Company and from all other appointments or offices which he or she holds as nominee or representative of the Company or any Associated Company;

            (ii)  deliver to the Company forthwith all documents, (including copies), and all keys, credit cards, books, materials and other property of or relating to the Company or any Associated Company (including without limitation all documents prepared by him or her or which may have come into his or her possession in the course of his or her employment hereunder) then in his or her possession.

          (d)  After the termination of the Employee's employment hereunder he or she shall not at any time thereafter represent himself or herself as being in any way connected with or interested in the business of or employed by the Company or any Associated Company; or use for trade or other purposes the name of the Company or any Associated Company or any name capable of confusion therewith.

          (e)  The termination of the Employee's employment hereunder for whatever reason shall not affect those terms of this Agreement which are expressed to have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

          (f)    If a disciplinary matter arises involving the Employee the Company will, where appropriate, apply the Disciplinary Procedure in the Employment Guide. The disciplinary procedure is a policy document only and does not form part of the Employee's contract of employment.

15.    POST TERMINATION RESTRICTIVE COVENANTS

          (a)  For the purposes of this Clause the following words and expressions shall have the following meanings:

            "the Termination Date":    the date on which the Employee's employment with the Company terminates;

            "Relevant Associated Company":    an Associated Company to which the Employee has rendered substantial services in the period of 24 months immediately prior to the Termination Date;

            "Restricted Business":    that part or parts of an airline operation or travel business which competes or compete with that part of or parts of the business of the Company or any Relevant Associated Company with which the Employee was substantially involved or concerned or for which the Employee was responsible within a two year period prior to the Termination Date and where such involvement, concern or responsibility was limited wholly or principally to certain air routes or a certain geographical area or areas the Restricted Business shall only comprise that part or parts of an airline operation or travel business which relates or relate to such air routes or such geographical area or areas;

            "Services and Goods":    any services and goods of a kind supplied by the Company or any Relevant Associated Company in the period of two years immediately prior to the Termination Date and with the supply of which the Employee was concerned during the said two year period;

            "Customer":    any person, firm or company who at any time during the period of two years immediately prior to the Termination Date was a customer or client of the Company or any Relevant Associated Company being a person, firm or company with whom the Employee personally dealt on behalf of the Company or any Relevant Associated Company during the said period of two years or for whose account the Employee had overall responsibility;

            "Prospective Customer":    any, person, firm or company who has been engaged in negotiations with the Company or Relevant Associated Company with a view to purchasing or contracting in relation to Services or Goods supplied by the Company or Relevant Associated Company in the period of 12 months prior to the Termination Date being a person, firm or Company with whom the Employee personally dealt on behalf of the Company or any Relevant Associated Company during the said period of 12 months;

            "Key Person":    a person who is or was at any time whilst the Employee was employed by the Company:

              (i)  employed or engaged as an employee, director or consultant of the Company or Relevant Associated Company; and

            (ii)  a person with whom the Employee personally dealt during his employment by the Company; and

            (iii)  employed in the capacity of Manager or in a more senior capacity.

            "Supplier":    any person, firm or company who at any time during the period of two years immediately prior to the Termination Date was a supplier of the Company or any Relevant Associated Company being a person, firm or company with whom the Employee personally dealt on behalf of the Company or any Relevant Associated Company during the said period of two years or for whose account the Employee had overall responsibility.

          (b)  After the termination of his or her employment hereunder howsoever arising (excluding the termination or purported termination of this Agreement by the Company in breach of its terms) the Employee shall not either alone or jointly with or on behalf of any other person, directly or indirectly, as principal, partner, agent, shareholder, director, employee, consultant or otherwise howsoever:

              (i)  at any time during the period of 6 months immediately following the Termination Date in competition with the Company or any Relevant Associated Company carry on or assist with or be concerned or interested in the carrying on of a Restricted Business;

            (ii)  at any time during the period of 6 months immediately following the Termination Date in competition with that part or parts of the Company or any Relevant Associated

    Company with which the Employee was involved, concerned or responsible within a two year period prior to the Termination Date supply (or procure or assist the supply of) any Services or goods to any Customer or any Prospective Customer;

            (iii)  at any time during the period of 6 months immediately following the Termination Date in competition with that part or parts of the Company or any Relevant Associated Company with which the Employee was involved, concerned or responsible within a two year period prior to the Termination Date canvass or solicit the custom of (or procure or assist the canvassing or soliciting of the custom of) any Customer or any Prospective Customer in respect of any Services or Goods;

            (iv)  at any time during the period of 6 months in competition with the Company or any Relevant Associated Company immediately following the Termination Date:

            (aa)  offer employment to or employ or offer or conclude any contract for services with or solicit the employment or engagement of; or

            (bb)  procure or assist any third party so to offer, employ, engage or solicit any Key Person (whether or not such person would commit any breach of his or her contract with the Company or any Relevant Associated Company) unless such Key Person had ceased to be employed or engaged by the Company or Relevant Associated Company (as the case may be) more than 3 months previously.

            (v)  at any time following the Termination Date interfere or seek to interfere with the continuance of supplies to the Company or any Relevant Associated Company by any supplier who has supplied goods or services to the Company or any Relevant Associated Company at any time during the period of one year immediately prior to the Termination Date or do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Company or any Relevant Associated Company any rights of purchase, sale or agency then enjoyed by it.

          (c)  Each of the obligations on the Employee contained in the above provisions of this Clause constitutes an entirely separate and independent restriction on the Employee notwithstanding that they may be contained in the same sub-clause, paragraph, sentence or phrase.

          (d)  The Employee hereby agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions corresponding to the restrictions herein contained or such of them as are appropriate in the circumstances.

          (e)  This Clause shall not preclude the Employee from holding or acquiring directly or indirectly not more than 1% in nominal value of the issued shares or other securities of any class of any other company which are listed or dealt in on any recognised stock exchange or by way of bona fide investment only.

16.    PENSION

          (a)  If the Employee is at the date of this Agreement a contributing member of the Airways Pension Scheme or the New Airways Pension Scheme (as the case may be "the Scheme"), the Employee may continue to be a member of the Scheme of which he or she is a member during the continuance of this Agreement. Where the Employee continues to be a member of the Scheme, employees' contributions in accordance with the rules of the Scheme will be deducted each month from the Employee's salary and paid to the trustees of the Scheme and the Employee will be bound by all the provisions of the trust deed and rules from time to time in force constituting and governing the Scheme. A contracting out certificate under Section 30(5) of the Social Security Pensions Act 1975 is in force in respect of each of the Schemes.

          (b)  The Employee should note that it is not compulsory to join the Scheme and that the Employee may leave the Scheme. The Employee may also leave the Scheme and take out a personal pension. The Employee must decide which option is appropriate on the basis of individual circumstances. The Employee should seek independent financial advice on this question if it is desired to pursue it further. If the Employee decides not to join the Scheme then the Company will be under no obligation to contribute to any other arrangements.

          (c)  The Employee shall be entitled to any Pension Uplift facility available from time to time to senior management employees at the level of the Employee.

17.    INVENTIONS

          (a)  For the purposes of this clause the following words and expressions shall have the following meanings:

            "Industrial Property":    includes inventions, designs, processes, formulae, notations, improvements, know-how, goodwill, reputation, moulds, get-up, tradenames and marks, logos, devices, plans, models, literary, dramatic, musical and artistic works as defined by the Copyright Designs and Patents Act 1988 of the kind which relate directly or indirectly to the business of the Company or any Associated Company or which may in the opinion of the Company be capable of being used or adapted for use therein or in connection therewith;

            "Industrial Property Rights":    includes patents, design rights, trademark rights whether registered or unregistered, copyrights, and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or registrable and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof, and all rights and interests thereto and therein;

          (b)  The Employee acknowledges that all Industrial Property produced, invented or discovered by him or her at any time during his or her employment with the Company whether before or after the date hereof shall belong to and vest in the Company absolutely to the fullest extent permitted by law and to such end the Employee undertakes, at the request and expense of the Company, to execute all such documents and give all such assistance as in the option of the Company may be necessary or desirable to vest any such Industrial Property or any Industrial Property Rights therein in the Company absolutely and the Employee hereby assigns by way of present assignment of future copyright all copyright in all Industrial Property produced or originated by him or her.

18.    OTHER DOCUMENTS

        The Employment Guide is incorporated into and shall form part of this Agreement except where they are inconsistent with the express terms of this Agreement when the express terms of this Agreement shall prevail. The Employment Guide may be inspected by the Employee on request to the Employee's Human Resources Manager.

19.    OTHER AGREEMENTS

        This Agreement supersedes all other agreements other than those expressly referred to in this Agreement whether written or oral between the Company or any Associated Company and the Employee relating to the employment of the Employee and the Employee acknowledges and warrants to the Company that he is not entering into this Agreement in reliance of any representation not expressly set out herein.

20.    GOVERNING LAW

        This Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising in respect of this Agreement.

        As WITNESS whereof this Agreement has been duly executed the day and year first below written.

F I R S T    S C H E D U L E

	Employee:	John Rishton The Close Great Missenden Buckinghamshire HP16 0AN
2.	Capacity of Employee:	Chief Financial Officer
3.	Commencement date of this Agreement:	1 September 2001
4.	This employment forms part of a continuous period of employment which commenced on	1 September 1994
5.	Period of Notice from the Company:	Twelve Months
	from the Employee:	Twelve Months
6.	Special Conditions (if any):	None

S E C O N D    S C H E D U L E

Part A—Salary

Salary:        £225,000 per annum payable in monthly instalments in arrears.

Part B—Expense Allowance

        The Employee shall receive an expense allowance of £800 per annum in accordance with the provisions of the relevant section of "Senior Management—A Summary of your Benefits".

S E R V I C E    A G R E E M E N T

Dated 1 September 2001

Signed for and on behalf of British Airways Plc	/s/ Mervyn Walker MERVYN WALKER DIRECTOR FOR PEOPLE

Signed by the Employee	/s/ John Rishton

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